Exhibit 10.7

On June 7, 2018, Mivnei Nadlan (C.D.) Company Ltd. (f/k/a/ Mivnei Ta'asia Company Ltd.) (the “Lessor”) and Cellebrite DI Ltd. (the “Company”) entered into a lease agreement, and into the addendum thereto, dated as of March 2, 2021 (collectively, the “Lease Agreement”).

1.	The Premises

Certain spaces in a building located in Kiryat Malachi, on 6 Menachem Begin St. (the “Asset”).

The total square meters of the leased premises includes 1,445 square meters of office spaces on the second floor, (the “Premises”).

2.	Purpose of the Lease

The Premises are to be used by the Company for its activities in the field of Mobile Technology Manufacturing.

3.	Leasing Period

An initial lease period of three (3) years, that commenced on June 7, 2018 (the “Initial Period”), as extended to an additional term ending on February 28, 2031 (the “Extended Period”).

4.	Consideration

The monthly lease fee for the Premises is approximately 40,432 NIS, excluding VAT (US$ 12,333 subject to the exchange rate of June 06, 2021), linked to the Israeli consumer price index (the “Base Rental Fee”).

The Base Rental Fees will be updated during the lease period, as follows:

1.	Starting March 1, 2024 and until February 28, 2026 – the Base Rental Fee shall be approximately 41,154 NIS, excluding VAT (US$ 12,553 subject to the exchange rate of June 06, 2021)

2.	Starting March 1, 2026 and until February 28, 2031 – the Base Rental Fee shall be approximately 43,320 NIS, excluding VAT (US$ 13,213 subject to the exchange rate of June 06, 2021)

5.	Guarantees and Security Deposits

The Company provided the Lessor with 3 autonomous bank guarantee in the amount of NIS 19,000, NIS 37,833 and NIS 18,738 (excluding VAT) and 3 security deposits in the amount of NIS 108,375, NIS 216,750 and NIS 325,125 (excluding VAT), each, in order to ensure compliance with the Lease Agreement. The security deposit will serve as payment of the Base Rental Fee, following the exercise of the bank guarantees.

Additionally, the Company has provided the Lessor with a deposit fund in the sum of NIS 5,000 (US$ 1,525 subject to the exchange rate of June 06, 2021), which is linked to the Israeli consumer price index.

6.	Insurance

The Company shall maintain customary insurances.

7.	Termination of the Lease Agreement

The Lessor may terminate the Lease Agreement upon the occurrence of the following (i)  a property order is issued against the Company and/or the Company has reached a settlement with its creditors; (ii) a judgment is given for the liquidation of the Company; or (iii) an Official Receiver to the Company's property has been appointed.

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